Exhibit 99.1

For Release: October 17, 2006	For Further Information:
Steven R. Lewis, President & CEO
Paul S. Musgrove, CFO
(330) 373-1221

First Place Financial Corp. Reports Record Earnings of $7.0 million;

First Quarter Net Income Up 13.5% over Prior Year First Quarter

Highlights

•	First Quarter net income increased 13.5% to $7.0 million this year, up $0.8 million from $6.2 million last year.

•	Net gains on sale of loans for the current quarter were $2.1 million, up 11.9% from the prior year.

•	Noninterest expense as a percent of average assets was 2.42% this quarter, down from 2.79% in the preceding quarter and down from 2.51% in the same quarter in the prior year.

•	Commercial loans grew $31 million or at an annualized rate of 14.5% and have increased to 37.6% of total portfolio loans.

•	Organic deposit growth was $36 million which is growth at an annualized rate of 7.3% during the current quarter.

•	Stockholders’ equity grew to 10.59% of total assets, the highest level over the past three years.

•	The Board of Directors increased the quarterly cash dividend 10.7% to $0.155 per share.

Summary

Warren, Ohio — October 17, 2006 — First Place Financial Corp. (Nasdaq: FPFC) reported record net income of $7.0 million for the quarter ended September 30, 2006, compared with $6.2 million for the quarter ended September 30, 2005, an increase of 13.5%. The increase was primarily attributable to earnings from and gains from the sale of assets acquired as part of the acquisition of The Northern Savings & Loan Company on June 27, 2006. Diluted earnings per share were $0.41 for the current quarter compared with $0.42 for the same quarter in the prior year, a decrease of $0.01 or 2.4%. First Place issued 2.3 million shares of common stock as a portion of the purchase price of Northern Savings and currently has 17.5 million shares outstanding. Return on average equity for the current quarter was 8.78% compared with 10.23% for the same quarter in the prior year. Return on average tangible equity for the current quarter was 13.13% compared with 14.46% for the same quarter in the prior year.

Net income for the three months ended September 30, 2006, of $7.0 million increased $2.5 million or 55.4% compared with $4.5 million for the preceding quarter ended June 30, 2006. Diluted earnings per share for the current quarter of $0.41 increased $0.11 from $0.30 for the preceding quarter, an increase of 36.7%. Return on average assets of 0.90% and return on average equity of 8.78% for the current quarter also compared favorably with 0.67% and 7.02% for the preceding quarter. The primary reason for the improvements in the current quarter compared with the preceding quarter was $2.2 million of merger charges recognized in the quarter ended June 30, 2006, which reduced after tax net income by $1.4 million. The merger charges reduced diluted earnings per share by $0.10 during the fourth quarter of fiscal 2006.

Core earnings are a supplementary financial measure computed using methods other than generally accepted accounting principles (GAAP) that excludes certain unusual or nonrecurring items of revenue or expense. Core earnings in the current quarter were equal to GAAP earnings. Core earnings in the preceding quarter do not include the $1.4 million of after tax charges for merger costs.

Core earnings for the quarter ended September 30, 2006, were $7.0 million compared with $5.9 million for the preceding quarter or an increase of 18.3%. Core diluted earnings per share were $0.41 for the current quarter compared with $0.40 for the preceding quarter, an increase of 2.5%. Core return on average assets for the current quarter was 0.90% and core return on average equity was 8.78% for the current quarter compared with 0.88% and 9.22%, respectively for the comparable core measures in the preceding quarter. For additional information on core earnings, see the Explanation of Certain Non-GAAP Measures on page four of this release and the Reconciliation of Net Income to Core Earnings on page eight.

Commenting on these results, Steven R. Lewis, President and CEO, stated, “We are pleased to announce another quarter of record earnings. This was possible due to the recent acquisition of Northern Savings. As the interest rate curve has become more inverted over the last three months it has become more difficult than ever to continue to increase earnings per share. I am proud to say that we have resisted the temptation to increase earnings by taking on additional credit risk or interest rate risk or reducing our loan loss allowances. This conservative path should bode well for the long-term financial future of First Place.”

Revenue

Net interest income for the first quarter of fiscal 2007 was $22.7 million, an increase of 17.0% over the first quarter of fiscal 2006. This increase was the result of the benefit of a 21.7% increase in average earning assets from the first quarter of fiscal 2007 compared with the first quarter of fiscal 2006 partially offset by a decline in the net interest margin to 3.24% from 3.35% over the same periods. The net interest margin for the current quarter is down .05% from 3.29% from the fourth quarter of fiscal 2006. The increase in the inversion of the yield curve during the current quarter has put downward pressure on the net interest margin.

Noninterest income for the first quarter of fiscal 2007 was $7.9 million, an increase of $1.0 million or 14.6% over the same period in the prior year. While each component of noninterest income shown in the consolidated statement of income increased over the prior year period, the largest increases were $0.3 million in other income- nonbank, $0.2 million in net gains on sale of loans and $0.2 million in service charges. The growth in nonbank income was due to growth in commission income in First Place’s investment, insurance and real estate brokerage affiliates.

Net gains on sale of loans were $2.1 million for the quarter ended September 30, 2006, a $0.2 million or 11.9% increase from a gain of $1.9 million for the quarter ended September 30, 2005. The volume of loans sold in the current quarter of $320 million was nearly the same as the $321 million of loans sold in the same quarter in the prior year. The volume of loans sold in the current quarter was up $112 million or 53.8% from the volume of loans sold in the preceding quarter. Steve Lewis explained, “Our normal volume of loan sales was supplemented this quarter by loans that we classified as held for sale when they were acquired as part of the Northern Savings acquisition. While those loans would have provided additional current income, they were all fixed rate loans and holding them would have increased our exposure to declining net interest income if interest rates remained at current levels or increased. Therefore, we elected to sell the loans to maintain our interest rate risk profile near the level it was at prior to the acquisition.”

Noninterest Expense

Noninterest expense for the first quarter of fiscal year 2007 was $18.9 million, an increase of $2.9 million or 17.8% compared with the first quarter of fiscal year 2006. The primary reason for the increase was the addition of compensation, benefits, intangible amortization and occupancy costs of the new retail locations in Lorain County, Ohio included in the Northern Savings acquisition. Noninterest expense as a percent of average assets was 2.42% for the quarter ended September 30, 2006 down from 2.79% for the preceding quarter and 2.51% from the same quarter in the prior year. Current quarter core noninterest expense as a percent of average assets of 2.42% was also down from 2.47% in the preceding quarter and 2.51% in the same quarter in the prior year. The efficiency ratio for the quarter ended September 30, 2006 was 61.1%, down from 67.3% in the preceding quarter, but up from 60.5% in the prior year quarter. The core efficiency ratio for the quarter ended September 30, 2006 was 61.1%, up from 59.5% in the preceding quarter and up from 60.5% in the prior year quarter. Steve Lewis commented, “In order to insure a smooth transition for Northern Savings customers we have scheduled conversion of the core processing systems at the Northern offices for the third quarter of fiscal 2007. While this means we will incur higher costs and slightly reduced efficiency during the first three quarters of fiscal 2007, it will be the best solution for our Lorain County customers.”

Asset Quality

Nonperforming assets were $26.2 million at September 30, 2006, or 0.87% of total assets, up $5.5 million from $20.7 million or 0.66% of total assets at June 30, 2006. The increase in nonperforming assets was due to a similar increase in nonperforming loans. Nonperforming loans were $22.3 million at September 30, 2006, up $5.5 million from $16.8 million at June 30, 2006. Nonperforming mortgage and construction loans increased $4.0 million during the quarter accounting for the majority of the increase. Mortgage and construction loans are generally well secured and if these loans do default, the actual losses are often only a fraction of the total loan amount. Net charge-offs for the quarter ended September 30, 2006 were $0.9 million compared with $0.7 million for the quarter ended June 30, 2006. The provision for loan losses for the current quarter was $1.38 million up from $1.36 million in the same quarter in the prior year. The allowance for loan losses increased $0.5 million to $22.8 million at September 30, 2006, from $22.3 million at June 30, 2006. The ratio of the allowance for loan losses to total loans was 0.97% at September 30, 2006, up from 0.95% at June 30, 2006. The increase in the provision and the allowance over prior periods are consistent with the increase in nonperforming loans.

Balance Sheet Activity

Assets were $3.012 billion at September 30, 2006, a decrease of $101 million from June 30, 2006. During the current quarter First Place sold $98 million of loans held for sale and $16 million of securities available for sale that were existing assets of Northern Savings as of the acquisition date. All of these assets were fixed rate assets and were sold primarily to achieve management’s interest rate risk objectives. Total portfolio loans were $2.360 billion at September 30, 2006, an increase of $9 million from June 30, 2006, or growth at an annualized rate of 1.6%. Commercial loans increased $31 million during the current quarter, or 14.5% annualized, to $887 million. Commercial loans now account for 37.6% of the loan portfolio up from 36.4% at June 30, 2006. Mortgage and construction loans decreased $11 million during the current quarter, and consumer loans decreased $11 million during the current quarter.

Deposits totaled $2.077 billion at September 30, 2006, an increase of $16 million since June 30, 2006. This increase was composed of a $36 million increase in retail deposits and a $20 million decrease in brokered certificates of deposit. During the current quarter, total deposits grew at an annual rate of 3.1% while retail deposits grew at an annual rate of 7.3%. Steve Lewis added, “We are particularly pleased that deposits within the Northern Savings franchise have grown during this first quarter indicating the confidence those customers have placed in First Place.” Borrowings were $467 million at September 30, 2006, a decline of $137 million from $604 million at June 30, 2006. Funds from the sale of loans held for sale and securities available for sale were used to reduce overnight borrowings at the Federal Home Loan Bank in order to counteract the impact of the current inverted yield curve.

Shareholders’ equity remains strong; it was $319 million at September 30, 2006, up $7 million from June 30, 2006 primarily due to net income during the quarter. Shareholders equity as a percent of assets was 10.59% at September 30, 2006, up from 10.01% at June 30, 2006. There were no purchases of treasury stock during the current quarter although board authorization to repurchase shares is in place through March 2007 should the internal metrics for the acquisition of treasury shares be met.

Board Actions

At its regular meeting held October 17, 2006, the Board of Directors declared a per share cash dividend of $0.155 payable on November 9, 2006, to shareholders of record as of the close of business on October 26, 2006. This is a 10.7% increase from the quarterly dividend rate of $0.14 that was in effect throughout fiscal 2006.

About First Place Financial Corp.

First Place Financial Corp., a $3.0 billion financial services holding company based in Warren, Ohio, is the largest publicly-traded thrift headquartered in Ohio. First Place Financial Corp. operates 33 retail locations, 2 business financial service centers and 16 loan production offices through First Place Bank, and the Northern Savings and Franklin Bank divisions of First Place Bank. Additional affiliates of First Place Financial Corp. include First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialist in wealth management services for businesses and consumers. Information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.com.

Explanation of Certain Non-GAAP Measures

This press release contains certain financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (GAAP). Specifically, we have provided financial measures that are based on core earnings rather than net income. Ratios and other financial measures with the word “core” in their title were computed using core earnings rather than net income. Core earnings excludes merger, integration and restructuring expense; extraordinary income or expense; income or expense from discontinued operations; and income, expense, gains and losses that are not reflective of ongoing operations or that we do not expect to reoccur. Similarly, core noninterest expense or core noninterest income exclude the pretax impact of those same items that impact noninterest income or noninterest expense. We believe that this information is useful to both investors and to management and can aid them in understanding the Company’s current performance, performance trends and financial condition. While core earnings can be useful in evaluating current performance and projecting current trends into the future, we do not believe that core earnings are a substitute for GAAP net income. We encourage investors and others to use core earnings as a supplemental tool for analysis and not as a substitute for GAAP net income. Our non-GAAP measures may not be comparable to the non-GAAP measures of other companies. In addition, future results of operations may include nonrecurring items that would not be included in core earnings. A reconciliation from GAAP net income to the non-GAAP measure of core earnings is shown in the consolidated financial highlights on page eight.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by First Place Financial Corp. (the Company) with the Securities and Exchange Commission or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies of regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended September 30,		Percent Change
(Dollars in thousands, except share data)	2006	2005
Interest income	$46,754	$34,791	34.4%
Interest expense	24,022	15,360	56.4

Net interest income	22,732	19,431	17.0
Provision for loan losses	1,380	1,355	1.8

Net interest income after provision for loan losses	21,352	18,076	18.1

Noninterest income
Service charges	1,547	1,368	13.1
Net gains on sale of securities 82	—	N/M
Net gains on sale of loans	2,107	1,883	11.9
Loan servicing income	223	166	34.3
Other income – bank	1,895	1,769	7.1
Other income – non-bank	2,054	1,716	19.7

Total noninterest income	7,908	6,902	14.6

Noninterest expense
Salaries and employee benefits	9,749	7,796	25.1
Occupancy and equipment	2,881	2,418	19.1
Professional fees	672	818	(17.8)
Loan expenses	783	655	19.5
Marketing	630	624	1.0
Franchise taxes	160	91	75.8
Amortization of intangible assets	1,082	944	14.6
Other	2,976	2,720	9.4

Total noninterest expense	18,933	16,066	17.8

Income before income taxes	10,327	8,912	15.9
Provision for income taxes	3,325	2,745	21.1

Net income	$7,002	$6,167	13.5%

SHARE DATA:
Basic earnings per share	$0.41	0.43	(4.7)%
Diluted earnings per share	$0.41	0.42	(2.4)
Cash dividends paid per share	$0.14	0.14	—
Average shares outstanding - basic	16,920,820	14,473,284	16.9
Average shares outstanding - diluted	17,162,617	14,709,722	16.7

N/M – Not meaningful

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	Sept 30, 2006	June 30, 2006	Mar 31, 2006	Dec 31, 2005	Sept 30, 2005
(Dollars in thousands)	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$73,736	$72,906	$60,513	$70,153	$64,759
Interest-bearing deposits in other banks	79	4,605	4,600	—	—
Securities available for sale	271,506	302,994	266,170	286,864	294,763
Loans held for sale	76,541	154,799	59,015	83,754	138,939
Loans
Mortgage and construction	1,112,827	1,123,911	916,479	884,123	807,745
Commercial	887,183	856,129	789,992	775,782	742,511
Consumer	360,157	370,744	358,004	345,643	330,177

Total loans	2,360,167	2,350,784	2,064,475	2,005,548	1,880,433
Less allowance for loan losses	22,819	22,319	20,170	19,617	19,194

Loans, net	2,337,348	2,328,465	2,044,305	1,985,931	1,861,239
Federal Home Loan Bank stock	32,946	32,616	27,518	31,281	30,922
Premises and equipment, net	37,498	35,485	25,428	24,128	22,354
Goodwill	88,046	88,009	56,207	55,173	55,173
Core deposit and other intangibles	16,323	17,405	12,525	13,413	14,337
Other assets	78,209	75,926	90,874	75,834	77,806

Total assets	$3,012,232	$3,113,210	$2,647,155	$2,626,531	$2,560,292

LIABILITIES
Deposits
Non-interest bearing checking	$214,067	$224,738	$223,647	$251,624	$228,642
Interest bearing checking	136,063	140,752	117,586	122,219	118,667
Savings	274,547	242,178	205,284	196,754	193,052
Money market	465,898	511,482	442,061	450,746	452,478
Certificates of deposit	986,350	941,597	759,784	743,738	762,066

Total deposits	2,076,925	2,060,747	1,748,362	1,765,081	1,754,905
Securities sold under agreements to repurchase	51,533	44,013	39,911	39,095	38,377
Borrowings	466,633	603,906	515,016	482,944	430,752
Junior subordinated debentures owed to unconsolidated subsidiary trusts	61,857	61,857	61,857	61,857	61,857
Other liabilities	36,228	31,113	29,992	32,363	32,932

Total liabilities	2,693,176	2,801,636	2,395,138	2,381,340	2,318,823

SHAREHOLDERS’ EQUITY	319,056	311,574	252,017	245,191	241,469

Total liabilities and shareholders equity	$3,012,232	$3,113,210	$2,647,155	$2,626,531	$2,560,292

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	As of or for the three months ended
	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05
(Dollars in thousands except per share data)	1st Qtr FY 2007	4th Qtr FY 2006	3rd Qtr FY 2006	2nd Qtr FY 2006	1st Qtr FY 2006
EARNINGS (GAAP)
Tax equivalent net interest income	$23,089	20,565	19,305	19,876	19,650
Net interest income	$22,732	20,251	19,080	19,652	19,431
Provision for loan losses	$1,380	2,317	1,013	1,190	1,355
Noninterest income	$7,908	7,372	7,904	6,807	6,902
Noninterest expense	$18,933	18,800	16,749	16,535	16,066
Net income	$7,002	4,505	6,326	6,046	6,167
Basic earnings per share	$0.41	0.31	0.43	0.42	0.43
Diluted earnings per share	$0.41	0.30	0.43	0.41	0.42

PERFORMANCE RATIOS (annualized) (GAAP)
Return on average assets	0.90%	0.67%	0.98%	0.93%	0.96%
Return on average equity	8.78%	7.02%	10.30%	9.86%	10.23%
Return on average tangible assets	0.93%	0.69%	1.00%	0.95%	0.99%
Return on average tangible equity	13.13%	9.64%	14.22%	13.77%	14.46%
Net interest margin, fully tax equivalent	3.24%	3.29%	3.17%	3.33%	3.35%
Efficiency ratio	61.08%	67.29%	61.56%	61.97%	60.51%
Noninterest expense as a percent of average assets	2.42%	2.79%	2.58%	2.54%	2.51%

RECONCILIATION OF NET INCOME TO CORE EARNINGS
GAAP net income	$7,002	4,505	6,326	6,046	6,167
Other than temporary impairment of securities, net of tax	$—	—	—	—	—
Tax-free proceeds from executive life insurance policy	$—	—	—	—	—
Merger, integration and restructuring, net of tax	$—	1,413	—	—	—
Core earnings	$7,002	5,918	6,326	6,046	6,167

CORE EARNINGS
Core earnings	$7,002	5,918	6,326	6,046	6,167
Basic core earnings per share	$0.41	0.40	0.43	0.42	0.43
Core diluted earnings per share	$0.41	0.40	0.43	0.41	0.42

CORE PERFORMANCE RATIOS (annualized)
Core return on average assets	0.90%	0.88%	0.98%	0.93%	0.96%
Core return on average equity	8.78%	9.22%	10.30%	9.86%	10.23%
Core return on average tangible assets	0.93%	0.90%	1.00%	0.95%	0.99%
Core return on average tangible equity	13.13%	12.66%	14.22%	13.77%	14.46%
Core net interest margin, fully tax equivalent	3.24%	3.29%	3.17%	3.33%	3.35%
Core efficiency ratio	61.08%	59.52%	61.56%	61.97%	60.51%
Core noninterest expense as a percent of average assets	2.42%	2.47%	2.58%	2.54%	2.51%

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	As of or for the three months ended
	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05
(Dollars in thousands except per share data)	1st Qtr FY 2007	4th Qtr FY 2006	3rd Qtr FY 2006	2nd Qtr FY 2006	1st Qtr FY 2006
CAPITAL
Equity to total assets at end of period	10.59%	10.01%	9.52%	9.34%	9.43%
Tangible equity to tangible assets	7.38%	6.85%	7.11%	6.90%	6.90%
Book value per share	$18.28	17.87	16.65	16.24	16.02
Tangible book value per share	$12.30	11.83	12.11	11.70	11.41
Period-end market value per share	$22.66	23.01	24.80	24.05	22.17
Dividends declared per common share	$0.14	0.14	0.14	0.14	0.14
Common stock dividend payout ratio	34.15%	46.67%	32.56%	34.15%	33.33%
Period-end common shares outstanding (000)	17,456	17,433	15,136	15,096	15,077
Average basic shares outstanding (000)	16,921	14,704	14,565	14,519	14,473
Average diluted shares outstanding (000)	17,163	14,950	14,841	14,780	14,710

ASSET QUALITY
Net charge-offs (recoveries)	$879	694	460	767	427
Annualized net charge-offs (recoveries) to average loans	0.15%	0.13%	0.09%	0.16%	0.09%
Nonperforming loans (NPLs)	$22,284	16,771	16,117	13,419	15,326
NPLs as a percent of total loans	0.94%	0.71%	0.78%	0.67%	0.82%
Nonperforming assets (NPAs)	$26,184	20,695	19,940	16,294	18,443
NPAs as a percent of total assets	0.87%	0.66%	0.75%	0.62%	0.72%
Allowance for loan losses	$22,819	22,319	20,170	19,617	19,194
Allowance for loan losses as a percent of loans	0.97%	0.95%	0.98%	0.98%	1.02%
Allowance for loan losses as a percent of NPLs	102.40%	133.08%	125.15%	146.19%	125.24%

MORTGAGE BANKING
Mortgage originations	$296,600	329,600	270,400	339,100	419,900
Net gains on sale of loans	$2,107	1,196	1,391	1,452	1,883
Mortgage servicing portfolio	$1,882,029	1,627,595	1,485,629	2,446,605	2,302,874
Mortgage servicing rights	$18,882	16,167	14,759	24,448	23,250
Mortgage servicing rights valuation (loss) recovery	$20	(95)	257	107	247
Mortgage servicing rights / Mortgage servicing portfolio	1.00%	0.99%	0.99%	1.00%	1.01%

END OF PERIOD BALANCES
Assets	$3,012,232	3,113,210	2,647,155	2,626,531	2,560,292
Deposits	$2,076,925	2,060,747	1,748,362	1,765,081	1,754,905
Shareholders’ equity	$319,056	311,574	252,017	245,191	241,469
Tangible shareholders’ equity	$214,687	206,160	183,285	176,605	171,959

AVERAGE BALANCES
Loans	$2,370,173	2,115,447	2,036,257	1,952,498	1,850,254
Loans held for sale	$170,416	71,541	84,698	115,185	171,109
Earning assets	$2,853,699	2,497,241	2,436,108	2,389,805	2,345,365
Assets	$3,097,857	2,703,370	2,630,097	2,582,202	2,536,719
Deposits	$2,063,538	1,784,940	1,738,856	1,763,597	1,737,768
Shareholders’ equity	$316,455	257,467	249,155	243,175	239,182
Tangible shareholders’ equity	$211,538	187,522	180,362	174,145	169,240